Exhibit 10.1

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (this “Agreement”), dated as of May 11, 2014, is entered into between China Biologic Products, Inc., a company established in the United States with its principal office located at 18th Floor, Jialong Int’l Tower, 19 Chaoyang Park Road, Beijing 100125, PRC (“Company”), and David (Xiaoying) Gao (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement dated as of May 11, 2012 (the “Original Agreement”), pursuant to which the Company engaged the Executive as, and the Executive agreed to serve as, Chief Executive Officer of the Company, upon the terms and conditions contained therein;

WHEREAS, the term of the Original Agreement will expire on May 11, 2014; and

WHEREAS, the Company and the Executive desire to extend the term of the Original Agreement upon the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.	EFFECTIVENESS OF AGREEMENT AND EFFECTIVE DATE

This Agreement will become effective as of the date hereof. For the purpose of this Agreement, the term “Effective Date” means May 11, 2014.

2.	EMPLOYMENT AND DUTIES

2.1 General. The Executive will perform such duties and services for the Company as may be designated from time to time by the Board of Directors of the Company (the “Board”). The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and to carry out the functions typically performed by a Chief Executive Officer. He further agrees to perform such duties in accordance with the general fiduciary duties of officers and directors arising under the Delaware General Corporation Law. The Executive is expected and required to devote substantially all of his time and attention during normal business hours to the affairs of the Company and/or its subsidiaries.

2.2 Term of Employment. The Executive’s employment under this Agreement will commence as of the date hereof and will terminate on the first year of the Effective Date; provided, however, that the term of the Executive’s employment will be automatically extended without further action of either party for additional one (1) year periods unless written notice of either party’s intention not to extend has been given to the other party hereto at least thirty (30) days prior to the expiration of the then effective term (the initial term and any extensions thereof, the “Term of Employment”). Notwithstanding the foregoing, the Executive’s employment may be terminated during the Term of Employment as provided in Section 5 below.

2.3 Reimbursement of Expenses. Unless otherwise agreed to by the Executive and the Company, the Company will reimburse the Executive for reasonable travel and other business expenses incurred by him to fulfill his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.	COMPENSATION

3.1 Base Salary. From the Effective Date, the Executive will be entitled to receive a base salary (“Base Salary”) at a rate of US$500,000 per annum, payable in accordance with the Company’s payroll practices and applicable law. If the rate of Base Salary per annum paid to Executive is increased during the Term of Employment, such increased rate will thereafter constitute the Base Salary for all purposes of this Agreement. Base Salary will not be decreased during the Term of Employment without the mutual consent of Executive and the Company.

3.2 Annual Review. The Executive’s Base Salary will be reviewed by the Board, based upon the Executive’s performance not less than annually.

3.3 Bonus Compensation. In addition to his Base Salary, the Executive would be eligible to receive additional bonus compensation as may be awarded to the Executive from time to time by the Board in the sole and absolute discretion of the Board.

3.4 Additional Compensation.

3.4.1 Initial Stock Option. Pursuant to the approval by the Board (or an appropriate Committee appointed by the Board), the Executive has been granted an option (the “Initial Option”) to purchase 300,000 shares of the Company’s common stock (the “Shares”) under the Company’s 2008 Equity Incentive Plan (the “Plan”). The exercise price of the Initial Option was $9.23 per share. The Initial Option will vest in twelve (12) equal portions on a quarterly basis over a 3-year period, with the first portion vesting on August 11, 2012, subject to Executive’s continued employment through each vesting date. The Initial Option has been evidenced by a Stock Option Agreement as contemplated by the Plan, both of which will govern the Initial Option, notwithstanding any other provision of this Agreement.

3.4.2 The Company may, in its sole discretion, award the Executive additional equity-based compensation. The Executive further will be eligible to participate in any employment compensation plan established by the Company under the same terms as other Company executives and approved by the Board.

4.	EMPLOYEE BENEFITS

4.1 Leave. The Executive will be entitled to accrue 15 working days paid annual leave each calendar year (which will not be carried over in the event that they are not used by the Executive). All annual leave days will be taken at times mutually agreed by the Executive and the Company and will be subject to the business needs of the Company. If, however, in any calendar year during the Term of Employment, the Executive is unable to take any annual leave due to the business needs of the Company, the Company, in its discretion, shall either pay the Executive the equivalent of 15 working days, or permit the Executive to carry such leave over into the following calendar year.

4.2 Other Programs. The Executive will, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holiday) which may be established by the Company for, or made available to, its executives generally.

5.	TERMINATION OF EMPLOYMENT

5.1 Termination Events.

5.1.1 By the Company. The Company may terminate the Executive’s employment immediately with Cause, without Cause upon ninety (90) days notice to the Executive, or upon the Executive’s death or Permanent Disability (as hereinafter defined).

5.1.2 By the Executive. The Executive may terminate his employment at any time for any reason upon ninety (90) days written notice to the Company.

5.2 Termination by Company With Cause. If the Executive’s employment is terminated by the Company with Cause, the Company shall pay to the Executive all compensation to which the Executive is entitled through the date of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease.

5.3 Termination by Company Without Cause. Except in situations where the Executive’s employment is terminated under Section 5.2 or Section 5.4, by death or by Permanent Disability, in the event that the Company terminates Executive’s employment at any time without Cause, the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s then current Base Salary paid in twelve (12) equal monthly installments, subject to Sections 5.7 and 5.8.

5.4 Change of Control. In the event of a Change of Control, the Company shall (i) assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of the Company’s business through that merger or combination or sale of assets, or (ii) on at least thirty (30) days’ prior written notice to the Executive, terminate this Agreement upon the effective date of such Change of Control. In the event that the Company terminates Executive’s employment pursuant to this Section 5.4, the Executive shall be entitled to receive, upon termination an amount equal to eighteen (18) months of the Executive’s then current Base Salary paid in eighteen (18) equal monthly installments, subject to Sections 5.7 and 5.8.

For the purpose of this Agreement, “Change of Control” means the occurrence of any of the following events:

(a) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

(b) The consummation of a merger or consolidation of the Company with any other entity, unless the voting securities of the Company immediately prior to the merger or consolidation remain outstanding or are converted into voting securities of the surviving entity or parent so that they continue to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity (or parent) outstanding immediately after such merger or consolidation; or

(c) A change in the composition of the Board, which results in fewer than a majority of the directors being “Incumbent Directors.” For purpose of this provision, “Incumbent Directors” shall mean directors who either (i) are directors as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described above or in connection with an actual or threatened proxy contest relating to election.

5.5 Voluntary Resignation. If the Executive terminates his employment voluntarily, then the Executive shall not be entitled to receive payment of any severance benefits. The Company further shall have the option, in its sole discretion, to make the Executive’s termination effective at any time prior to the end of notice period required under Section 5.1.2 as long as the Company provides Executive with all compensation to which he would be entitled for continuing employment through the last day of the notice period. Thereafter, all obligations of the Company under this Agreement shall cease.

5.6 Cause. Termination for “Cause” means termination of the Executive’s employment by the Company because of:

(i) any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement or any Company policy or procedure and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach;

(ii) the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

(iii) an alleged act (with credible substantiated evidence) of moral turpitude, dishonesty, fraud or violation of law (whether or not connected to the Company or its Affiliates (as defined in Section 8.1)) by, or criminal conviction of, the Executive which in the determination of the Board (in its sole discretion) would render his continued employment by the Company damaging or detrimental to the Company or its Affiliates in any way; or

(iv) any misappropriation of Company property by the Executive.

5.7 Release of Claims. The receipt of any severance payments pursuant to Sections 5.3 or 5.4 of this Agreement is subject to the Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the 60th day following the date of Executive’s termination of employment (the “Release Deadline”), and if not, the Executive will forfeit any right to severance payments or benefits under this Agreement. In addition, no severance payments or benefits will be paid or provided until the Release actually becomes effective. To the extent that any severance payments or benefits constitute Deferred Payments (as defined below), severance payments shall commence on the 61st day following Executive’s termination of employment, subject to Section 5.8.

5.8 Section 409A. The Company intends that all severance payments made under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Specifically, the severance benefits are intended to be exempt from the requirements of Section 409A under the separation pay plan exception set forth under Section 409A. If, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning of Section 409A and the severance benefits payable under this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that Executive will begin to receive payments on the date 6 months and 1 day following the Executive’s separation from service. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse the Executive for any taxes that may be imposed on Executive as a result of Section 409A.

6.	DEATH OR DISABILITY

In the event of termination of employment by reason of non-work-related death or Permanent Disability, the Executive (or his estate, as applicable) will be entitled to the Base Salary and benefits determined under Sections 3 and 4 through the date of termination. In the event of termination of employment by reason of work related death or Permanent Disability, the Executive (or his estate, as applicable) will be entitled to the greater of (i) Base Salary and benefits determined under Sections 3 and 4 through the date of termination, or (ii) the minimum compensation permitted by applicable law. Other benefits will be determined in accordance with the benefit plans maintained by the Company, and the Company will have no further obligation hereunder. For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity exists for any continuous period of 180 days.

7.	CONFIDENTIALITY

7.1 Confidentiality. The Executive covenants and agrees with the Company that he will not at any time during the Term of Employment and thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and Affiliates. The term “confidential information” includes information not previously made generally available to the public or to the trade by the Company’s management, with respect to the Company’s or any of its subsidiaries’ or Affiliates’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities, but will exclude any information which is or becomes generally available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under Section 7.1. The Executive will be released of his obligations under this Section 7.1 to the extent the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that the Executive provides the Company with prompt written notice of such requirement. For the purposes of this Agreement, “Affiliate” means, with respect to any person or entity, any other person or entity that is directly or indirectly through one or more intermediaries, controlled by, controlling or under common control with such person or entity.

7.2 Acknowledgment of Company Assets. The Executive acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, vendors and employees, and that such goodwill is valuable property of the Company. The Executive further acknowledges that to the extent such goodwill will be generated through the Executive’s efforts, such efforts will be funded by the Company and the Executive will be fairly compensated for such efforts. The Executive acknowledges that all goodwill developed by the Executive relative to the Company’s customers, vendors and employees will be the sole and exclusive property of the Company and will not be personal to the Executive.

7.3 Exclusive Property. The Executive confirms that all confidential information is and will remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company will be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all of the following that are in the Executive’s possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its Affiliates, and (ii) all documents and other materials, in whatever form, which include confidential information or which otherwise relate in whole or in part to the present or prospective business of the Company or its Affiliates, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

7.4 Communication to Third Parties. The Executive agrees that Company will have the right to communicate the terms of this Section 7 to any third parties, including but not limited to, any prospective employer of the Executive. The Company waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 7.

7.5 Independent Obligations. The provisions of this Section 7 will be independent of any other provision of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense of the enforcement of this Section 7 by the Company.

7.6 Non-Exclusivity. The Company’s rights and the Executive’s obligations set forth in this Section 7 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

8.	INDEMNIFICATION

8.1 Indemnification of the Executive. The Company agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations, against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as an Executive of the Company or any of its subsidiaries or Affiliates (whether or not he continues to be an Executive at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an Executive of the Company or any of its subsidiaries or Affiliates. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 8.1 to the contrary, the Company will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 8.1 will survive the term of this Agreement by a period of six (6) years.

8.2 Indemnification of the Company.

The Executive will indemnify and keep the Company fully indemnified at all times from and against all claims, suits, proceedings, fines, punishment, loss, damage, costs and liabilities whatsoever incurred or sustained by the Company in connection with or arising out of or as a consequence of any breach by the Executive of the confidentiality obligations set forth above.

9.	FOREIGN CORRUPT PRACTICES ACT

The Company and the Executive each represent and warrant that it is aware of and familiar with the provisions of the Foreign Corrupt Practices Act of 1977, as amended by the Omnibus Trade and Competitiveness Act of 1988 (“FCPA”), and the rules and regulations thereunder, and its purpose. Each party agrees that it will take no action and make no payment in violation of, or which might cause the Company or the Executive to be in violation of, the FCPA, including, but not limited to, the making of unlawful payments to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds.

10.	MISCELLANEOUS

10.1 Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

10.2 Assignment. The rights and obligations of this Agreement will bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. Neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Executive.

10.3 Entire Agreement. This Agreement represents the entire agreement of the Company and the Executive and will supersede any and all previous contracts, arrangements or understandings.

10.4 Governing Law. This Agreement will be construed and interpreted in accordance with and governed by the law of the State of Delaware, USA, without regard to the choice-of-law provisions thereof that might direct the application of the law of another jurisdiction.

10.5 Dispute Resolution. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Delaware, or the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and the authorized representative of China Biologic Products, Inc., execute and enter into this Agreement as of the date first written above.

EXECUTIVE

/s/ David (Xiaoying) Gao
Mr. David (Xiaoying) Gao
Passport No. ______________

CHINA BIOLOGIC PRODUCTS, INC.

By:	/s/ Ming Yang
Name: Ming Yang
Title: Chief Financial Officer
Date:

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